Exhibit 10.14

AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into this 22nd day of September, 2003, between CENTURY EXPLORATION COMPANY, (“Century”), a Delaware corporation, whose address is 1537 Bull Lea Road, Lexington, Kentucky 40511, and RAAM EXPLORATION, LLC (“RAAM”), a Kentucky limited liability company, whose address is 1537 Bull Lea Road, Lexington, Kentucky 40511.

RECITALS

WHEREAS, on September 1, 2002 Century entered into an exploration agreement (“Exploration Agreement”) with RAM Development Company LLC (“Ram”), whereby Ram had a right to participate, as a working interest participant, in all of the prospects (hereinafter referred to as the “Eastern Gulf Prospects”) drilled by Century within a designated area of mutual interest within the Breton Sound and Main Pass areas in the U.S. outer continental shelf and in Louisiana State waters;

WHEREAS, by virtue of the Exploration Agreement Century’s working interest in the Eastern Gulf Prospects would be reduced to 45%;

WHEREAS, Century desires to maintain a working interest of 50% in the wells drilled on the Eastern Gulf Prospects;

WHEREAS, on September 01, 2003, Ram assigned all of its right title and interest in the Exploration Agreement to RAAM;

WHEREAS, RAAM is in possession of certain technologies that offer to increase the probability of success on future wells drilled by Century;

WHEREAS, Century desires to receive the benefit of the technologies in the possession of RAAM;

WHEREAS, To the extent that Century owns more than a 50% working interest in future prospects, Century desires to have a working interest partner in the future wells to be drilled both on the Eastern Gulf Prospects and in other exploration areas currently being developed by Century Onshore LLC;

WHEREAS, RAAM desires to exercise its right of participation in the Breton Sound 52 S/L 17675 #1 well (“Taurus”) for an undivided twelve and one half percent (12.5%) Working Interest;

WHEREAS, RAAM desires to have the right to participate in all future wells drilled by Century.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and intending to be legally bound, the parties hereby agree as follows:

1.	RAAM shall be assigned an undivided twelve and one half (12.5%) working interest in the Taurus well effective April 15, 2003 subject to all outstanding royalties in exchange for the following consideration:

a.	RAAM shall relinquish its right of participation in the Eastern Gulf Prospect wells that have been previously drilled designated as Polaris, Aquila and Perseus.

b.	RAAM shall relinquish its right of participation in all future Eastern Gulf Prospects for which Century has less than a 50% working interest available by virtue of previous participation agreements with other industry partners.

c.	Upon receiving a JIB, RAAM will pay to Century the following:

i.	$25,000 as a prospect fee,

ii.	Its proportionate share of any lease and lease bonus costs,

iii.	133.34% * 12.5%) times the actual cost to drill the Taurus well to the casing point, and

iv.	(100% * 12.5%) times all other costs to complete develop and hookup the well.

2.	RAAM will enter into a formal exploration agreement that will provide for the following:

a.	RAAM will have the right to participate in any well to be drilled by Century for which Century has greater than a 50% working interest available. RAAM will not have an obligation to participate nor will RAAM be obligated to take all of the working interest in excess of 50%.

b.	For each prospect for which RAAM elects to participate:

i.	RAAM will pay a prospect fee of $200,000 per prospect on an 8/8ths basis to be reduced proportionately to the percentage of working interest taken;

ii.	Its proportionate share of any lease and lease bonus costs,

iii.	RAAM will pay a promoted interest on the initial well of each prospect to the casing point equal to 133.34% times the actual cost (1/3 for a1/4 to the casing point);

iv.	On all costs subsequent to the casing point of the initial well RAAM will pay its proportionate share;

v.	All costs for drilling, development, completion, hookup and operations will be billed to RAAM through a monthly joint interest bill (“JIB”) and RAAM will remit any amounts due within 30 days of receipt of the JIB; and

vi.	RAAM and Century will enter into a standard Joint Operating Agreement that will provide among other provisions that Century shall deduct any operating costs from the revenues that are derived from the wells in which RAAM has participated.

3.	Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

4.	Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by certified mail, overnight delivery service or by facsimile with an acknowledgement of receipt at the addresses above, or to such address as the parties may specify, in writing, from time to time.

5.	Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

6.	Titles. The titles of the sections herein are for convenience of reference only and are not to be considered in construing this Agreement.

7.	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.

8.	Entire Agreement. This Agreement contains the entire agreement of the parties in regard to the subject matter contained herein, and supersedes any prior verbal or written agreement between the parties.

9.	Applicable Law. This Agreement shall be construed with and governed by the laws of the State of Kentucky.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

CENTURY EXPLORATION COMPANY

By:	/s/ Jeff T. Craycraft
Name:	Jeff T. Craycraft
Title:	CFO

RAAM Exploration, LLC

By:	/s/ Howard A. Settle
Manager

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